AMENDMENT TO CREDIT AGREEMENT

This AMENDMENT TO CREDIT AGREEMENT dated as of June 26, 2024 (this “Amendment”), to that certain CREDIT AGREEMENT, dated as of September 12, 2023, by and among WK KELLOGG CO, a Delaware corporation (“WKKC”), WK KELLOGG CANADA CORP., a corporation incorporated pursuant to the laws of Canada (“WKK Canada”, together with WKKC and any Additional Borrower, each individually, a “Borrower”, and collectively, “Borrowers”), the Lenders from time to time party thereto, and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”) and each other party thereto (as amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Agreement”).

R E C I T A L S

WHEREAS, certain loans or other extensions of credit under the Existing Agreement or other Existing Documents bear or are permitted to bear interest, or incur or are permitted to incur fees, commissions or other amounts, based on CDOR in accordance with the terms of the Existing Agreement or the other Existing Documents;

WHEREAS, a benchmark transition event (or other analogous or similar event) has occurred with respect to CDOR and CDOR has or will be replaced with Adjusted Term CORRA as an alternative benchmark rate for purposes of the Existing Agreement and the other Existing Documents for settings of benchmark rates that occur after the Transition Date (as defined in Exhibit A hereto) in accordance with the benchmark replacement provisions set forth in any applicable Existing Document, and pursuant thereto Administrative Agent is exercising its right to make certain benchmark replacement conforming changes in connection with the implementation of the applicable benchmark replacement as set forth herein; and

WHEREAS, the amendments and modifications set forth in this Amendment constitute benchmark replacement conforming changes (or other similar conforming changes) for purposes of the Existing Agreement and the other Existing Documents;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following shall be effective:

Article I.    Amendment. Notwithstanding anything to the contrary contained in the Existing Agreement or in any other Existing Document, the Existing Agreement and each other applicable Existing Document are each hereby amended and modified to give effect to the provisions set forth on Exhibit A hereto on and as of June 28, 2024 (the “Effective Date”).

Article II.    Notice. To the extent that Administrative Agent is required (including pursuant to Section 2.22(d) of the Existing Agreement, any Existing Document or otherwise) to provide notice to Borrowers, any Lender or any other party party to the Existing Agreement of (i) a benchmark transition event (or other analogous or similar event) with respect to CDOR, (ii) a benchmark replacement date (or other analogous or similar date), (iii) the implementation of Adjusted Term CORRA as a benchmark replacement (or other analogous or similar term) or (iv)

any benchmark replacement conforming changes (or other similar conforming changes) in connection with the adoption and implementation of Adjusted Term CORRA or the use and administration thereof, this Amendment shall constitute such notice.

Article III.    Miscellaneous

Section 3.01    Survival. Except as expressly provided in this Amendment, all of the terms, provisions, covenants, agreements, representations and warranties and conditions of the Existing Agreement and the other Existing Documents shall be and remain in full force and effect as written, unmodified hereby. In the event of any conflict between the terms, provisions, covenants, representations and warranties and conditions of this Amendment, on the one hand, and the Existing Agreement or any other applicable Existing Document, on the other hand, this Amendment shall control.

Section 3.02    Severability. Any term or provision of this Amendment that is invalid, illegal or unenforceable in any jurisdiction shall, solely as to that jurisdiction, be ineffective solely to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Amendment or affecting the validity, legality or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 3.03    Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the jurisdiction that governs the Existing Agreement in accordance with the terms thereof.

Section 3.04    Entire Agreement; Capitalized Terms. This Amendment, the Existing Agreement (as amended hereby) and the other applicable Existing Documents (as amended hereby) constitute the entire agreement among the parties to the Existing Agreement and such other applicable Existing Document with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among such parties or any of them with respect to the subject matter hereof. Any exhibits or annexes attached hereto (including, without limitation, Exhibit A) are hereby incorporated herein by reference and made a part hereof. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in Exhibit A attached hereto.

Section 3.05 Binding Effect, Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the parties to the Existing Agreement and each other applicable Existing Document and their respective heirs, executors, administrators, successors, legal representatives and assigns, and no other party shall derive any rights or benefits herefrom.

Section 3.06    Construction. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the party drafting this Amendment.

Section 3.07    Notices. All notices relating to this Amendment shall be delivered in the manner and subject to the provisions set forth in the Existing Agreement.

Section 3.08    Electronic Execution. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 3.09    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 3.10    Reference to and Effect on the Existing Agreement and the Other Existing Documents. On and after the Effective Date, each reference in any Existing Document to such Existing Document and the use therein of “hereunder”, “herein” or words of like import referring to such Existing Document, and each reference in the other Existing Documents to another Existing Document and the use therein of “thereunder”, “thereof” or words of like import referring to such Existing Document, shall, in each case, mean and be a reference to such Existing Document as amended by this Amendment. Except as specifically amended by this Amendment, the Existing Agreement and the other Existing Documents shall remain in full force and effect (with the same priority, as applicable) and are hereby ratified and confirmed and this Amendment shall not be considered a novation. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender or any other party under, the Amended Agreement, any of the other Amended Documents or otherwise. This Amendment shall be deemed to be a “Loan Document” (or other analogous or similar defined term) for purposes of the Amended Agreement and the other Amended Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, Administrative Agent has caused this Amendment to be duly executed by its respective authorized officer(s) as of the day and year first above written.

COÖPERATIEVE RABOBANK U.A., NEW
YORK BRANCH, as Administrative Agent

By: __________________________________
Name:
Title:

By: ___________________________________
Name:
Title:

EXHIBIT A
Notwithstanding anything to the contrary contained in the Existing Agreement or in any other Existing Document, the Existing Agreement and each other applicable Existing Document are each hereby amended and modified to give effect to the provisions set forth on this Exhibit A.

Article IV. Definitions, Etc.

Section 4.01     Defined Terms. The following terms shall have the following meanings for purposes of this Amendment, including without limitation, this Exhibit A, and the provisions contained herein:

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.
“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.
“Amended Agreement” means the Existing Agreement, as amended pursuant to this Amendment.

“Amended Documents” means the Existing Documents, as amended pursuant to this Amendment.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, “Business Day” shall also exclude (a) when used in connection with Loans denominated in Dollars, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) when used in connection with Loans denominated in EUR, any day that is not a TARGET Day, and (c) when used in connection with Loans denominated in CAD, any day on which banks are closed for the settlement of payments and foreign exchange transactions in Toronto, Canada.

“CDOR Credit Extension” means a Credit Extension bearing interest or incurring fees, commissions or other amounts based on CDOR.

“CAD Dollars” refers to lawful money of Canada.

“CDOR” means, for any Interest Period for any Loan comprising part of the same Borrowing that is denominated in CAD Dollars, an interest rate per annum equal to the Canadian Dollar Offered Rate quoted by Refinitiv Benchmarks Services (UK) Limited for the applicable period as at approximately 10:20 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CDOR Related Definition” means any term defined in the Existing Agreement or any other Existing Document (or any partial definition thereof) as in effect immediately prior to giving effect to the provisions of this Amendment on the Transition Date, however phrased, primarily relating to the determination, administration or calculation of CDOR, including by way of example any instances of CDOR and other applicable terms.

“Credit Extension” means any extension of credit of any type under the Existing Agreement, the Amended Agreement, any other Existing Document or any other Amended Document, whether characterized as a loan, term loan, revolving loan, swingline loan, daylight overdraft loan, bid loan, advance, borrowing, credit extension, letter of credit or other financial accommodation, and whether constituting a new extension of credit, the renewal, extension of the expiry date or reinstatement or increase in the amount of an existing extension of credit or a conversion or continuation of an existing extension of credit.

“Existing Documents” means the Existing Agreement, each “Loan Document” (or other analogous or similar defined term) and all other agreements, documents and instruments executed and delivered in connection with the Existing Agreement and the Credit Extensions thereunder, each as amended or otherwise modified immediately prior to giving effect to this Amendment, including without limitation any note, guarantee, security document, mortgage, fee letter or certificate; provided that no derivative, swap agreement, hedge agreement or ISDA confirm (or other analogous or similar document) shall constitute an Existing Document for purposes of this Amendment or the provisions contained in this Amendment.

“Floor” means the benchmark rate floor, if any, provided in the Existing Agreement initially (as of the execution of the Existing Agreement, the modification, amendment or renewal of the Existing Agreement or otherwise) with respect to CDOR and utilized for calculating any rate of interest, fees, commissions or other amounts with respect to CDOR Credit Extensions (the “Original Floor”).

“Interest Period” means “Interest Period” or any other analogous or similar term set forth in the Existing Agreement or any other applicable Existing Document describing the period during which a Credit Extension bears interest with reference to a specific setting, calculation or determination of a benchmark rate; provided that such term shall be modified on the Transition Date so that (a) the reference in such term to Eurocurrency Borrowings shall refer to Adjusted Term CORRA in lieu of CDOR and (b) solely with respect to Term CORRA Credit Extensions, the only tenors, periods or intervals available pursuant to such term shall be one or three months;

“Lender” means any lender, financing party, bank or other person serving any other analogous or similar role under the Existing Agreement or any other applicable Existing Document.

“Term CORRA” means, for any calculation with respect to a Term CORRA Credit Extension, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (New York time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and the Term CORRA Reference Rate has not been replaced as a benchmark rate pursuant to the terms hereof, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Adjustment” means, for any calculation with respect to a Term CORRA Credit Extension, a percentage per annum as set forth below for the applicable type of Credit Extension and (if applicable) Interest Period therefor:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Credit Extension” means any Credit Extension bearing interest or incurring fees, commissions or other amounts based upon Adjusted Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Transition Date” means the Effective Date.

Section 4.02    Definitions. The Existing Agreement and each other applicable Existing Document (if any) are each hereby amended and modified to incorporate the definitions set forth in Section 1.01 of this Exhibit A, mutatis mutandis, to the extent used in any such Existing Document, including as a result of the effectiveness of this Amendment. If the Existing Agreement or any other Existing Document as in effect immediately prior to giving effect to the provisions of this Amendment already defines any term defined in Section 1.01 of this Exhibit A, the definition in Section 1.01 of this Exhibit A shall supersede such definition in the Existing Agreement or such Existing Document, if applicable, for the purpose and solely for the purpose of the definitions and provisions contained in this Amendment.

Section 4.03    Rules of Construction. For the avoidance of doubt, if and to the extent that the Existing Agreement or any other Existing Document does not, immediately prior to the effectiveness of this Amendment, include any provision or term that would be modified pursuant to any provision of Article II or Article III of this Exhibit A, such provision of Article II or Article III of this Exhibit A shall be disregarded to such extent.

Section 4.04    Additional Conforming Changes. Nothing in this Amendment shall restrict or impact the ability or right of the Administrative Agent to make any future modifications, supplements, amendments, technical, administrative or operational changes or other conforming changes that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Adjusted Term CORRA and to permit the use and administration thereof by the Administrative Agent to the extent permitted pursuant to the Amended Agreement and the other Amended Documents.

Article V. Discontinuance of CDOR.

Section 5.01    CDOR Credit Extensions. Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, regardless of whether CDOR is operational, reported, published on a synthetic basis or otherwise available in the market as of the Transition Date, subject to Article IV of this Exhibit A: (a) no CDOR Credit Extension shall be available, requested or made thereunder, (b) any request to convert an existing Credit Extension to a CDOR Credit Extension shall be ineffective and (c) any request for a new CDOR Credit Extension, or to continue, renew, extend, reinstate or increase an existing CDOR Credit Extension as a CDOR Credit Extension, shall be ineffective, in each case, to the extent that any such CDOR Credit Extension would, but for the provisions of this Exhibit A, reference a setting of CDOR on or after the Transition Date.

Section 5.02    CDOR Related Definitions. Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, subject to the provisions of Article IV of this Exhibit A, from and after the Transition Date, the CDOR Related Definitions shall be deemed deleted from the Existing Agreement and each other applicable Existing Document and of no further force or effect.

Article VI. New Term CORRA Credit Extensions.

Section 6.01    Modification of CDOR Definitions and Provisions. Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, subject to the provisions of Article IV of this Exhibit A, (a) from and after the Transition Date, any usage of “CDOR” (other than as used in a CDOR Related Definition that has been deleted pursuant to the terms of this Exhibit A or a benchmark replacement provision) in the Existing Agreement or any other Existing Document, as applicable, shall be deemed deleted and of no further force or effect and the term “Adjusted Term CORRA” shall be inserted in lieu thereof, (b) to the extent that, immediately prior to giving effect to the provisions of this Exhibit A, the Existing Agreement or any other Existing Document required or permitted the request, making and maintenance of any type of Credit Extension as a CDOR Credit Extension, such type of Credit Extension shall be available, and may be requested, made and maintained, as a Term CORRA Credit Extension from and after the Transition Date, subject to satisfaction of the applicable provisions (including conditions precedent to Credit Extensions) of the Amended Agreement and any other applicable Amended Document, and (c) any term or provision of the Existing Agreement or any other Existing Document (other than as used in a CDOR Related Definition that has been deleted pursuant to the terms of this Exhibit A) that refers or is applicable to a CDOR Credit Extension immediately prior to giving effect to the provisions of this Amendment on the Transition Date shall be deemed to refer to and be applicable to a Term CORRA Credit Extension from and after the Transition Date, unless, and to the extent that, such term or provision is superseded or otherwise modified by this Amendment, in which case, such term or provision shall to such extent be construed as so superseded or otherwise modified as set forth in this Amendment.

Section 6.02    Term CORRA Conventions and Provisions. Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, subject to Article IV of this Exhibit A, the following provisions shall apply for purposes of the Amended Agreement and each other applicable Amended Document, and the Existing Agreement and each other applicable Existing Document are each hereby amended and modified from and after the Transition Date to incorporate such provisions therein:

(a)Notice Periods. Any provision under the Existing Agreement or any other Existing Document that required, immediately prior to giving effect to the provisions of Article II of this Exhibit A, the Borrowers to provide notice to the Administrative Agent of any borrowing, continuation, renewal, extension, reinstatement, increase, conversion or prepayment of any CDOR Credit Extension shall be deemed, in each case, to require notice thereof with respect to a Term CORRA Credit Extension in lieu of such CDOR Credit Extension. In addition to any other borrowing requirements under the Amended Agreement or any other applicable Amended Document, each borrowing of any Term CORRA Credit Extension shall be made upon written notice substantially in the form of, and specifying the matters set forth in, Schedule 3.02(a) hereto.

(b)Failure to Elect After giving effect to Section 3.02(a) and the other amendments contained herein, if the Borrowers, (x) are required to elect an Interest Period pursuant to a notice of borrowing, continuation or conversion, (y) are required to provide notice to the Administrative Agent that the Borrowers have elected to convert any Credit Extension that is not a Term CORRA Credit Extension into a Term CORRA Credit Extension, or continue a Term CORRA

Credit Extension at the termination of the Interest Period therefor or (z) the Borrowers otherwise fail to deliver a timely and complete notice for conversion or continuation of a Term CORRA Credit Extension prior to the end of the Interest Period therefor (and for purposes of Article IV, at the end of the Interest

(c)Application of other CDOR Provisions. For avoidance of doubt, any provision in the Existing Agreement or any other Existing Document that:

(i)constitutes a requirement for the Borrowers to compensate any Lender for any increased cost incurred as a result of a change of law, or any interpretation thereof, or any other analogous or similar yield maintenance provision shall be modified mutatis mutandis to include, as a cost or expense subject to such provisions, without limitation, any cost or expense incurred by such Lender with respect to its Credit Extensions under the Amended Agreement and the other Amended Documents in compliance with regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time and all official rulings and interpretations thereunder or thereof).

(ii)requires the automatic repayment, prepayment or conversion to another benchmark rate of any CDOR Credit Extensions upon the happening of certain specified events (including, without limitation, upon an inability to determine rates, Credit Extensions not reflecting the cost to such Lender of funding, illegality, a default or an event of default) shall be modified and applied mutatis mutundis to Term CORRA Credit Extensions.

(iii)requires compensation for certain specified losses of any Lender (including, without limitation, as a result of payment of principal other than on the last day of an Interest Period or when interest is due, conversion of Credit Extensions other than on the last day of an Interest Period, failure to borrow, convert, continue or prepay on a date specified in a notice delivered in accordance with the terms thereof or assignment of a Credit Extension other than on the last day of an Interest Period) shall be modified and applied mutatis mutundis to Term CORRA Credit Extensions.

(iv)applied a minimum aggregate amount or multiples thereof for borrowings or a minimum number of borrowings that may be outstanding at any time shall be modified and applied mutatis mutundis to Term CORRA Credit Extensions.

Article VII.    Delayed Rate Switch for Prior Periodic CDOR Credit Extensions.

The provisions in the other Articles of this Exhibit A shall not apply with respect to any (a) CDOR Credit Extension requested, made or outstanding that bears interest with reference to a CDOR rate that (i) is or was set on or prior to the Transition Date and (ii) is held constant for a specifically designated period and is not reset on a daily or substantially daily basis (disregarding day count, weekend or holiday conventions) and (b) any retroactive margin, yield, fee or commission increases available to the Administrative Agent or the Lenders as a result of any inaccuracy in any financial statement or compliance certificate that, if corrected, would have led to the application of a higher interest margin or yield with respect to any CDOR Credit Extension or any higher fee or commission for any applicable period, and in each case, the CDOR Related Definitions and provisions with respect thereto (as in effect immediately prior to giving effect to the provisions of this Amendment on the Transition Date) shall continue in effect solely for such purpose; provided that, with respect to any such CDOR Credit Extension described in clause (a) of this Article IV, such CDOR Credit Extension shall only continue in effect in accordance with its terms until the then-current Interest Period for such CDOR Credit Extension has concluded. Notwithstanding the foregoing, unless the Borrowers elect otherwise in accordance with the Amended Documents, at the end of the then-current Interest Period such outstanding CDOR Credit Extension shall be converted and/or continued as a Term CORRA Credit Extension in accordance with the Amended Documents, and if no such election is made, a Term CORRA Credit Extension shall be applied in accordance with the Amended Documents (including Section 3.02(b) hereof).